UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN

PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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INTERSIL CORPORATION

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On August 20, 2009, Intersil Corporation (“Intersil” or the “Company”) filed a Definitive Proxy Statement for the Special Meeting of Shareholders of Intersil to be held on October 6, 2009 (the “Proxy Statement”), which, among other things, contains a proposal submitted to the Company’s shareholders to approve a stock option exchange program (the “Option Exchange Program”) for certain current employees of the Company who hold outstanding “eligible” stock options. As described in the Proxy Statement, a stock option is “eligible” to be exchanged in the Option Exchange Program if, among other requirements, its exercise price is equal to or greater than a threshold price that will be established before the Option Exchange Program commences. At the time the Proxy Statement was filed, the Compensation Committee of Intersil’s Board of Directors (the “Committee”) expected this threshold price to be $18.00, which represented a substantial premium over the closing price of Intersil’s Common Stock as reported on the Nasdaq Global Select Market on August 14, 2009, the record date for the Proxy Statement. However, since the record date of the Proxy Statement, Intersil’s stock price has increased by approximately 15% (as of the date immediately before this filing).

The Option Exchange Program is intended to allow only stock options that are significantly underwater to be exchanged, as underwater stock options provide no meaningful incentive or retention value to Intersil’s employees. After consulting with its advisors, Intersil has concluded that, in light of the increase in its stock price since the record date of the Proxy Statement, using a threshold price of $18.00 may no longer be appropriate to ensure that only significantly underwater stock options are eligible to participate in the Option Exchange Program. Based on an analysis of Intersil’s current outstanding stock options, as well as Intersil’s current and historical stock price, Intersil now anticipates using a threshold price of $22.00 (and in no event will the Company use a threshold price that is below the highest trading price of Intersil’s Common Stock during the 52-week period preceding the commencement date of the Option Exchange Program). The Committee has determined that based on Intersil’s current stock price, a threshold price of $22.00 is more appropriate to accomplish the purpose and intent of the Option Exchange Program. This represents a premium of approximately 38.2% over the closing price of Intersil’s Common Stock as reported on the Nasdaq Global Select Market on September 23, 2009.

Based on the expected threshold price of $22.00, as of September 23, 2009, approximately 913 of Intersil’s employees are eligible to participate in the Option Exchange Program. In addition, as of September 23, 2009, 10,066,874 or 79% of Intersil’s stock options held by current employees (other than executive officers and directors, who will not be eligible to participate in the Option Exchange Program) were underwater. Of these options, and assuming a threshold price of $22.00, approximately 7 million or 70 % will be eligible for exchange in the Option Exchange Program. The weighted average exercise price of these eligible stock options (assuming a threshold price of $22.00) is $26.85 per share, while the closing price of our Common Stock as reported on the Nasdaq Global Select Market on September 23, 2009 was $15.91.

Except as specifically described above, the terms of the Option Exchange Program, as described in the Proxy Statement, remain unchanged, including the Committee’s authority to amend and revise the Option Exchange Program.

On September 24, 2009, the Company’s President and Chief Executive Officer, David Bell, sent an email to employees of Intersil and its subsidiaries who are eligible to participate in the Option Exchange Program informing them of the change in the expected threshold price (the “Threshold Email”). A copy of the Threshold Email is attached hereto as Exhibit A, and is incorporated herein by reference.

The Option Exchange Program has not yet commenced. The Company will file a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission (“SEC”) upon the commencement of the Option Exchange Program. Persons who are eligible to participate in the Option Exchange Program should read the Tender Offer Statement on Schedule TO and other related materials when those materials become available, because they will contain important information about the proposed Option Exchange Program.

In connection with the proposal to be voted on by the Company’s shareholders to approve the Option Exchange Program, the Company has filed a definitive proxy statement and other relevant materials with the SEC. The Company’s shareholders are urged to read such materials as and when they become available before making any voting decision regarding the Option Exchange Program, because such materials contain important information about the proposal to be voted on by shareholders with respect to the Option Exchange Program.

Intersil shareholders and option holders will be able to obtain the written materials related to the Option Exchange Program and other documents filed by Intersil with the SEC free of charge from the SEC’s website at www.sec.gov and from Intersil’s website at www.intersil.com.

Exhibit A	Communication from David Bell, the Chief Executive Officer, President and Director of Intersil, to eligible employees dated September 24, 2009, regarding the revised expected threshold price (incorporated by reference to Exhibit 99.2 to the Tender Offer Statement on Schedule TO filed by the Company on September 24, 2009).